Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Financial Results for Third Quarter and Year-to-date 2010 and Initiates 2011 Earnings Guidance

SPOKANE, Wash. – October 28, 2010, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $12.3 million, or $0.22 per diluted share, for the third quarter of 2010, compared to $8.1 million, or $0.15 per diluted share, for the third quarter of 2009. For the nine months ended Sept. 30, 2010, net income attributable to Avista Corp. was $66.7 million or $1.20 per diluted share, compared to $65.0 million, or $1.18 per diluted share for the nine months ended Sept. 30, 2009.

“We had a strong third quarter, and we are on track to meet our consolidated guidance for 2010. Our annual earnings will be limited by a challenging first quarter due to one of the warmest January to March periods on record. However, this has been mostly offset by lower power supply costs and the continued management of our operating expenses,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“We continue to execute on our regulatory strategy to increase recovery of operating costs and capital investments in our utility business. In September, we filed a natural gas general rate case in Oregon. Effective Oct. 1, new electric and natural gas rates went into effect in Idaho with the approval of our general rate case settlement by the Idaho Public Utilities Commission. In August, we reached a settlement in the Washington general rate case. If approved by the Washington Utilities and Transportation Commission, new rates would become effective Dec. 1. We believe that both settlements provide a fair and reasonable outcome for customers and shareholders.

“We are initiating our 2011 earnings guidance, which shows improvement over our expected 2010 results. While we expect a return to normal weather conditions and the impact of general rate increases, our earnings growth will be limited by weak economic conditions, continued delay in the recovery of our costs and increased operating and maintenance expenses,” Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2010 and the nine months ended Sept. 30, 2010 (YTD), as compared to the respective periods of 2009 are presented in the table below:

($ in thousands, except per-share data)	Q3 2010	Q3 2009	YTD 2010	YTD 2009
Operating Revenues	$367,172	$314,692	$1,184,320	$1,109,273
Income from Operations	$37,744	$23,754	$167,317	$147,681
Net Income attributable to Avista Corporation	$12,346	$8,139	$66,696	$65,018
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$9,058	$7,239	$60,898	$63,203
Advantage IQ	$2,936	$1,413	$5,895	$3,855
Other	$352	$(513)	$(97)	$(2,040)
Contribution to earnings per diluted share attributable to Avista Corporation by Business Segment:
Avista Utilities	$0.16	$0.13	$1.10	$1.15
Advantage IQ	$0.05	$0.03	$0.10	$0.07
Other	$0.01	$(0.01)	$—	$(0.04)
Total earnings per diluted share attributable to Avista Corporation	$0.22	$0.15	$1.20	$1.18

The increase in our quarterly utility net income was primarily due to an increase in gross margin (operating revenues less resource costs), partially offset by an increase in interest expense, other operating expenses, depreciation and amortization, and income tax expense. The increase in gross margin was primarily due to the implementation of general rate increases and partially due to higher retail loads.

The decrease in net income for Avista Utilities on a year-to-date basis was primarily due to increases in interest expense, other operating expenses, and depreciation and amortization, partially offset by an increase in gross margin. The increase in gross margin was primarily due to the implementation of general rate increases, partially offset by warmer weather that reduced retail loads (particularly for natural gas) during the first quarter.

The increase in net income for Advantage IQ on both a quarterly and year-to-date basis was primarily due to the acquisition of Ecos Consulting, Inc. (Ecos) effective Aug. 31, 2009. In addition, Advantage IQ had a business and occupation tax refund in the third quarter of 2010. Advantage IQ’s earnings continue to be moderated by low short-term interest rates and economic conditions that have limited organic growth.

The improvement in results from the other businesses was due in part to increased earnings at METALfx and decreased litigation costs related to the remaining contracts and previous operations of Avista Energy.

Avista Utilities: For the third quarter of 2010 as compared to 2009, operating revenues increased $47.3 million and resource costs increased $33.7 million, which resulted in an increase of $13.6 million in gross margin. The gross margin on natural gas sales increased $1.2 million and the gross margin on electric sales increased $12.4 million. The increase in our natural gas gross margin was due to colder weather that increased retail loads and the implementation of general rate increases in Washington effective Jan. 1, 2010, in Oregon effective Nov. 1, 2009 and in Idaho effective Aug. 1, 2009. The increase in electric gross margin was due to the implementation of the general rate increases in Washington and Idaho and a slight increase in retail loads.

The increase in third quarter operating revenues was primarily due to an increase in electric revenues of $47.8 million. The increase in electric revenues was primarily due to increased wholesale revenues of $32.0 million (due to an increase in volumes and wholesale prices) and sales of fuel of $16.9 million. These increases in electric revenues were partially offset by a decrease in retail revenues of $3.6 million (due to a decrease in prices, partially offset by an increase in volumes).

On a year-to-date basis, operating revenues increased $56.7 million and resource costs increased $46.1 million, which resulted in an increase of $10.6 million in gross margin. The gross margin on natural gas sales decreased $4.9 million and the gross margin on electric sales increased $15.5 million. The decrease in our natural gas gross margin was primarily due to warmer weather that reduced retail loads in the first quarter, partially offset by the implementation of general rate increases. The increase in electric gross margin was due to the implementation of the general rate increases, partially offset by warmer weather in the first quarter (which reduced retail loads).

Natural gas revenues decreased $39.8 million for the nine months ended Sept. 30, 2010 as compared to 2009. This was primarily due to a decrease in retail natural gas revenues of $89.1 million, partially offset by an increase in wholesale revenues of $48.4 million.

The decrease in retail natural gas revenues was due to lower retail rates and a decrease in volumes. We sold less retail natural gas in the nine months ended Sept. 30, 2010 primarily due to warmer weather in the first quarter of 2010 as compared to the first quarter of 2009. This was partially offset by colder second and third quarters. The decrease in retail rates reflects the purchased gas adjustments (which did not impact gross margin or net income) implemented in 2009, partially offset by general rate increases in each jurisdiction.

The increase in our wholesale natural gas revenues reflects an increase in prices and volumes. Part of the increase in the volume of wholesale natural gas sales reflects lower than expected retail loads and the sale of excess natural gas purchased to wholesale customers. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. With lower retail loads in 2010 as compared to 2009, we had more opportunity to optimize transportation resources. Variances between the revenues and costs of the sale of resources in excess of retail load requirements are accounted for through purchased gas adjustment mechanisms.

On a year-to-date basis, electric revenues increased $96.5 million primarily due to increased wholesale revenues of $64.9 million and sales of fuel of $50.7 million, partially offset by a decrease in retail revenues of $22.5 million.

Wholesale electric revenues increased due to increases in sales prices and an increase in sales volumes. The increase in sales volume primarily relates to resource optimization activities and lower-than-expected retail sales in the first quarter.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation in the wholesale market as sales of fuel. Sales of fuel increased due to an increase in thermal generation resource optimization activities in 2010 as compared to 2009.

Retail electric revenues decreased due to a decline in use per customer as a result of warmer weather in the first quarter heating season and a decrease in rates. The decrease in rates was primarily due to the elimination of the ERM surcharge in February 2010 (which did not impact gross margin or net income), partially offset by the Washington and Idaho general rate increases.

Utility net income on a quarterly and year-to-date basis was lowered due to an increase in interest expense. During 2009 we carried relatively high average balances under our $320 million committed line of credit at relatively low interest rates. We refinanced these borrowings in September 2009 with the issuance of first mortgage bonds at a historically favorable long-term interest rate.

Adjustments associated with reconciling the 2009 federal income tax return to the amount included in the financial statements for 2009 and prior year return amendments decreased income tax expense by $1.7 million for 2010. In September 2009, we recorded adjustments related to IRS audits and adjustments for the 2008 filed federal tax return that had a total favorable impact to income tax expense of $3.2 million for 2009.

Advantage IQ: Advantage IQ’s revenues for the third quarter of 2010 increased 30 percent as compared to the third quarter of 2009 and totaled $25.6 million. On a year-to-date basis, revenues increased 36 percent and totaled $74.7 million. The increase in revenues on a quarterly and year-to-date basis was primarily due to the acquisition of Ecos.

In the nine months ended Sept. 30, 2010, Advantage IQ managed bills totaling $13.2 billion, a decrease of $0.3 billion, or 2 percent, as compared to same period of 2009. This decrease was due to a decrease in the average value of each bill processed. Advantage IQ had a 6 percent increase in the number of accounts managed for 2010 as compared to 2009.

Other Businesses: On a quarterly basis, operating revenues increased $6.1 million and operating expenses increased $3.3 million. On a year-to-date basis, operating revenues increased $18.2 million and operating expenses increased $11.3 million. The increase in operating revenues and expenses was primarily due to the consolidation of Spokane Energy effective Jan. 1, 2010, which had no impact on the net loss attributable to Avista Corporation. Losses on long-term venture fund investments were $0.8 million for 2010 compared to $0.9 million for 2009.

Liquidity and Capital Resources: As of Sept. 30, 2010, we had a combined $335 million of available liquidity under our $320 million committed line of credit, our $75 million committed line of credit and our $50 million revolving accounts receivable financing facility.

In the fourth quarter of 2010, we are planning, subject to market conditions, to cause the redemption of $83.7 million of our Pollution Control bonds we purchased in 2008 and 2009 and refund these with new bond issues. As the holder of these bonds to be redeemed and refunded, we would receive all redemption proceeds.

We expect to issue up to $45 million of common stock in 2010 and up to $25 million of common stock in 2011 in order to finance a portion of our capital expenditures and maturing long-term debt, while maintaining our capital structure at an appropriate level for our business. We are party to a sales agency agreement under which we sell shares of our common stock from time to time. In 2010, we sold a total of 1.6 million shares for a total of $33.3 million. As of Sept. 30, 2010, we had 1.5 million shares available to be issued under this agreement.

Utility capital expenditures were $138 million for the first nine months of 2010. We are expecting capital expenditures of about $210 million for 2010, excluding costs for projects associated with stimulus funding. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

2010 Earnings Guidance: Avista is confirming its 2010 guidance for consolidated earnings to be in the range of $1.55 to $1.75 per diluted share. This is an improvement from our report at the end of the second quarter of 2010 when we expected to be in the lower half of this range. We expect a contribution from Avista Utilities in the range of $1.45 to $1.60 per diluted share for 2010. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of the year, as well as implementation of the Washington general rate case settlement on Dec. 1, 2010. Our guidance also assumes Washington power supply costs below the level authorized in retail rates. In the Washington general rate case settlement, the parties have agreed that deferred net costs associated with the Lancaster Plant will be limited to $6.8 million for 2010 and that there will not be any deferrals under the Energy Recovery Mechanism for 2010. We expect the effects of the settlement for the Lancaster Plant deferrals and the ERM to come close to offsetting each other.

We continue to expect Advantage IQ to contribute in the range of $0.10 to $0.13 per diluted share for 2010. Although we are not changing our 2010 guidance for the other businesses of between break-even and a contribution of $0.02 per diluted share, we may experience a slight loss.

2011 Earnings Guidance: Avista is initiating its 2011 guidance for consolidated earnings to be in the range of $1.60 to $1.80 per diluted share.

We expect Avista Utilities to contribute in the range of $1.47 to $1.62 per diluted share for 2011. As compared to 2010, we expect our 2011 utility earnings to be positively impacted by a return to normal weather conditions and the effects of the general rate increases. We expect our 2011 utility earnings to be negatively impacted by slow load growth due to the economy, continued delay in the recovery of operating expenses and capital investments, as well as increased operating and maintenance costs, including scheduled generation plant major maintenance expenses, and pension and medical costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. We are expecting a benefit under the ERM in 2011 within the 90 percent customer/10 percent company sharing band. It is important to note that the forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation, as well as implementation of the Washington general rate case settlement on Dec. 1, 2010.

We expect Advantage IQ to contribute in the range of $0.13 to $0.16 per diluted share for 2011 and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Oct. 28, 2010, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 383-8108, Pass code: 53330152. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 4, 2010. Call (888) 286-8010, Pass code 33701576 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 357,000 customers and natural gas to 316,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; the exposure to volatility in power supply costs for 2010 due to our agreement to not defer any costs under the ERM in the Washington general rate case settlement; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating revenues	$367,172	$314,692	$1,184,320	$1,109,273

Operating expenses:
Resource costs	203,992	173,701	637,313	600,112
Other operating expenses	82,944	75,797	245,619	226,827
Depreciation and amortization	26,650	25,156	79,192	73,992
Utility taxes other than income taxes	15,842	16,284	54,879	60,661

Total operating expenses	329,428	290,938	1,017,003	961,592

Income from operations	37,744	23,754	167,317	147,681
Interest expense, net of capitalized interest	(18,573)	(15,326)	(56,412)	(47,687)
Other income (expense) - net	(807)	153	(3,475)	(617)

Income before income taxes	18,364	8,581	107,430	99,377
Income tax expense (benefit)	5,030	(53)	38,732	33,034

Net income	13,334	8,634	68,698	66,343
Less: Net income attributable to noncontrolling interests	(988)	(495)	(2,002)	(1,325)

Net income attributable to Avista Corporation	$12,346	$8,139	$66,696	$65,018

Weighted-average common shares outstanding (thousands), basic	55,616	54,706	55,175	54,659
Weighted-average common shares outstanding (thousands), diluted	55,801	55,094	55,384	54,881
Earnings per common share attributable to Avista Corporation:
Basic	$0.22	$0.15	$1.21	$1.19

Diluted	$0.22	$0.15	$1.20	$1.18

Dividends paid per common share	$0.25	$0.21	$0.75	$0.60

Issued October 28, 2010

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$56,682	$37,035
Accounts and notes receivable	159,533	210,645
Other current assets	242,414	171,243
Total net utility property	2,675,041	2,607,011
Total other property and investments	196,824	137,538
Regulatory assets for deferred income taxes	93,462	97,945
Regulatory assets for pensions and other postretirement benefits	134,252	141,085
Other regulatory assets	101,268	109,825
Non-current utility energy commodity derivative assets	5,751	45,483
Power deferrals	29,750	27,771
Other deferred charges	57,650	21,378

Total Assets	$3,752,627	$3,606,959

Liabilities and Equity
Accounts payable	$148,906	$160,861
Current portion of long-term debt	25,350	35,189
Current portion of nonrecourse long-term debt of Spokane Energy	12,181	—
Short-term borrowings	75,000	92,700
Other current liabilities	270,187	214,667
Long-term debt	1,039,234	1,036,149
Nonrecourse long-term debt of Spokane Energy	49,676	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	221,997	217,176
Pensions and other postretirement benefits	109,432	123,281
Deferred income taxes	475,570	494,666
Other non-current liabilities and deferred credits	124,523	95,276

Total Liabilities	2,603,603	2,521,512

Redeemable Noncontrolling Interests	43,153	34,833

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (56,570,569 and 54,836,781 outstanding shares)	815,011	778,647
Retained earnings and accumulated other comprehensive loss	291,479	272,640

Total Avista Corporation Stockholders’ Equity	1,106,490	1,051,287
Noncontrolling interests	(619)	(673)

Total Equity	1,105,871	1,050,614

Total Liabilities and Equity	$3,752,627	$3,606,959

Issued October 28, 2010

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Third Quarter		Nine Months Ended, September 30,
	2010	2009	2010	2009
Avista Utilities
Retail electric revenues	$161,779	$165,350	$493,792	$516,299
Retail kWh sales (in millions)	2,147	2,119	6,448	6,552
Retail electric customers at end of period	356,950	355,035	356,950	355,035

Wholesale electric revenues	$47,478	$15,512	$131,679	$66,756
Wholesale kWh sales (in millions)	984	398	2,950	1,857

Sales of fuel	$30,254	$13,316	$80,181	$29,479
Other electric revenues	$6,687	$4,262	$15,159	$11,763

Retail natural gas revenues	$29,767	$33,807	$190,666	$279,760
Wholesale natural gas revenues	$51,877	$48,456	$158,453	$110,051
Transportation and other natural gas revenues	$3,700	$3,546	$11,760	$10,870
Total therms delivered (in thousands)	191,821	217,561	672,949	648,571
Retail natural gas customers at end of period	315,753	312,771	315,753	312,771

Income from operations (pre-tax)	$29,708	$21,541	$150,013	$141,225
Net income attributable to Avista Corporation	$9,058	$7,239	$60,898	$63,203

Advantage IQ
Revenues	$25,568	$19,727	$74,725	$55,113
Income from operations (pre-tax)	$6,049	$3,075	$12,471	$8,462
Net income attributable to Avista Corporation	$2,936	$1,413	$5,895	$3,855

Other
Revenues	$16,813	$10,716	$47,337	$29,182
Income (loss) from operations (pre-tax)	$1,987	$(862)	$4,833	$(2,006)
Net income (loss) attributable to Avista Corporation	$352	$(513)	$(97)	$(2,040)

Issued October 28, 2010